UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2023

Century Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40498	84-2040295
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3675 Market Street Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 817-5790

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.0001 per share	IPSC	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On November 7, 2023, the Board of Directors (the “Board”) of Century Therapeutic, Inc. (the “Company”) appointed Brent Pfeiffenberger to serve as the Company’s President and Chief Executive Officer, effective December 4, 2023 (the “Effective Date”). Concurrently with his appointment as President and Chief Executive Officer and effective as of the Effective Date, Dr. Pfeiffenberger was appointed to serve as a member of the Board and the size of the Board will increase to eight directors. As of the Effective Date, Dr. Pfeiffenberger will serve as the Company’s principal executive officer, succeeding Gregory Russotti, who will continue to serve as the Company’s interim President and Chief Executive Officer through the Effective Date. As of the Effective Date, Dr. Russotti will serve as the Company’s Chief Technology and Manufacturing Officer.

Dr. Pfeiffenberger, age 46, has served as Chief Operating Officer of Neogene Therapeutics Inc., a clinical-stage biotechnology company since May 2021. Prior to this, Dr. Pfeiffenberger held various positions at Bristol Myers Squibb Company, a global biopharmaceutical company, including Senior Vice President and Head of U.S. Oncology from October 2019 until May 2021; Co-Lead of Worldwide Commercial Oncology from July 2018 until October 2019; General Manager for Australia and New Zealand from March 2016 until June 2018; and several additional leadership and managerial positions within Bristol Myers Squibb Company prior to this. Dr. Pfeiffenberger holds an M.B.A. from The Wharton School at the University of Pennsylvania and a Pharm.D. from Duquesne University. The Board believes that Dr. Pfeiffenberger’s over 20 years of global biopharmaceutical and biotechnology experience provide him with the qualifications and skills to serve as a director.

In connection with Dr. Pfeiffenberger’s appointment as the Company’s President and Chief Executive Officer, the Company and Dr. Pfeiffenberger entered into an employment agreement on November 7, 2023 (the “Agreement”). Pursuant to the Agreement, which is effective as of the Effective Date, Dr. Pfeiffenberger is entitled to (i) an annual base salary of $625,000, (ii) an annual performance-based target bonus of 55% of his annual base salary, (iii) a one-time signing bonus of $200,000, (iv) a one-time retention bonus of $450,000, and an equity award consisting of (a) an option to purchase 573,691 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an exercise price equal to the closing price of the Common Stock on the date of grant (the “Option”), (b) restricted stock units covering 1,173,775 shares of Common Stock (the “Initial RSU Award”) and (c) restricted stock units with a value of at least $450,000 (the “Second RSU Award”). The Option, First RSU Award and Second RSU Award will be granted to Dr. Pfeiffenberger under the Company’s 2021 Equity Incentive Plan (the “Plan”). In addition, the Company will reimburse Dr. Pfeiffenberger up to $150,000 for reasonable expenses incurred in connection with Dr. Pfeiffenberger’s relocation to the Philadelphia, Pennsylvania.

The Option will vest 25% on the first anniversary of the later of the date of grant and the date Dr. Pfeiffenberger begins employment with the Company (the “Initial Vesting Date”), with the remaining 75% vesting in 36 equal monthly installments thereafter, subject to Dr. Pfeiffenberger’s continued employment with the Company and subject to the terms of the Plan. The Initial RSU Award will vest 25% on the Initial Vesting Date, and the remaining 75% in one-twelfth (1/12th) increments on each of the first trading days on or after each of February 15, May 15, August 15, and November 15, until the First RSU is fully vested, subject to Dr. Pfeiffenberger’s continued employment with the Company and subject to the terms of the Plan. The Second RSU Award shall vest 100% on the Initial Vesting Date, subject to Dr. Pfeiffenberger’s continued employment with the Company and subject to the terms of the Plan.

Upon a termination of Dr. Pfeiffenberger’s employment without “cause” (as defined in the Agreement) by the Company or resignation for “good reason” (as defined in the Agreement), Dr. Pfeiffenberger is entitled to receive (i) payment of all accrued and unpaid base salary, (ii) payment of any otherwise earned but unpaid annual bonus for the prior year, (iii) payment of pro-rata bonus for the year of termination, and (iv) continuation of his base salary and COBRA premiums paid by us for twelve (12) months. In addition, if such termination without cause or for good reason occurs within the three (3) month period prior to or the twelve (12) month period immediately following a change in control, then Dr. Pfeiffenberger’s salary and COBRA continuation period will be extended from twelve (12) months to eighteen (18) months, and he will receive a lump sum payment in an amount equal to his target annual bonus for the calendar year in which the termination occurs, and all outstanding equity awards subject to vesting solely based on the passage of time and Dr. Pfeiffenberger’s continued employment will become vested on the later of Dr. Pfeiffenberger’s termination date and the change in control.

Upon a termination of Dr. Pfeiffenberger for any reason other than without cause or resignation for good reason, including, but not limited to (i) termination for cause, (ii) resignation without good reason, (iii) termination as a result of Dr. Pfeiffenberger’s “disability” (as defined in the Agreement) or death, then the Company’s obligation to Dr. Pfeiffenberger will be limited solely to the payment of accrued and unpaid base salary through the date of such termination of employment. All other compensation and benefits will cease at the time of such termination, except as otherwise provided by COBRA.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

In addition, Dr. Pfeiffenberger will enter into an indemnification agreement with the Company, which provides for the indemnification of Dr. Pfeiffenberger for certain expenses, including attorneys’ fees, judgments, penalties, fines, and settlement amounts incurred by Dr. Pfeiffenberger in any action or proceeding arising out of his service to the Company as Chief Executive Officer or director. Dr. Pfeiffenberger has also entered into a proprietary information and assignment agreement with the Company, which includes customary provisions regarding confidentiality and ownership of intellectual property and certain prohibitions against competition with the Company and solicitation of the Company’s customers and employees, both during employment and for one year following any cessation of employment.

There are no arrangements or understandings between Dr. Pfeiffenberger and any other persons pursuant to which Dr. Pfeiffenberger was appointed as Chief Executive Officer of the Company. In addition, there are no family relationships between Dr. Pfeiffenberger and any director or executive officer of the Company, and there are no transactions involving Dr. Pfeiffenberger requiring disclosure under Item 404(a) of Regulation S-K.

In connection with the appointment of Dr. Pfeiffenberger, on November 7, 2023, the Board appointed Gregory Russotti, Ph.D., the Company’s current interim President and Chief Executive Officer, to serve as the Company’s Chief Technology and Manufacturing Officer, effective as of the Effective Date. Dr. Russotti has served as the Company’s interim President and Chief Executive Officer since April 2023 and is party to an Executive Employment Agreement with the Company, dated as of May 26, 2021, filed as Exhibit 10.35 to the Company’s Registration Statement on Form S-1, filed on May 28, 2021 (the “Employment Agreement”) and a Side Letter to Executive Employment Agreement with the Company, dated as of April 12, 2023, filed as Exhibit 10.1 to the Company’s Periodic Report on Form 8-K filed on April 17, 2023 (the “Side Letter”). All terms of the Employment Agreement remain unmodified and in full force and effect. The Side Letter will terminate pursuant to its terms on the Effective Date.

In connection with Dr. Russotti’s appointment to Chief Technology and Manufacturing Officer, the Board approved a base salary in the amount of $525,000, with an annual target bonus percentage of 45%, to be effective as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY THERAPEUTICS, INC.

By:	/s/ Gregory Russotti, Ph.D.
Name:	Gregory Russotti, Ph.D.
Title:	Interim President and Chief Executive Officer

Date: November 14, 2023